EXHIBIT 5.1

October 7, 2015

AuraSource, Inc.

1490 South Price Road, Suite 219

Chandler, AZ 85286

Gentlemen:

I have been engaged as special counsel for AuraSource, Inc., a Nevada corporation (the “Company”), for the sole purpose of evaluating the issues described herein and expressing the following opinions in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of up to 5,000,000 shares of the Company’s common stock, par value $0.001 per share, that will be issued to Southridge Partners II LP (the “Shareholder”) pursuant to that certain Equity Purchase Agreement dated September 15, 2015 (the “Offering”) and resold pursuant to that Registration Statement when it becomes effective.

In order to render my opinion, I have examined the following documents, including those attached to the Offering, including the Put Notice, the Closing Certificate, the Registration Rights Agreement and the Promissory Note (together the “Closing Documents”).which have been identified and authenticated to my satisfaction:

(a)	the Registration Statement which includes the prospectus (the “Prospectus”);
(b)	the certificate of the Chief Executive Officer of the Company dated October 7, 2015 (the “Officer’s Certificate”);
(c)

a Unanimous Written Consent of the Board of Directors and resolutions therein dated September

15, 2015, approving the filing of the S-1 Registration Statement to register the shares under the

Offering and authorizing the issuance of up to 5,000,000 common shares to Shareholder under the terms of the Equity Purchase

Agreement and other closing documents;

(d)	the executed agreements by which the Shareholder acquired its interests under the Offering;
(e)	the Articles of Incorporation of the Company dated November 6, 1998, and subsequent amendments filed through August 18, 2008;
(f) (g)

online confirmation that the Company is in good standing with the State of Nevada as of

October 5, 2015; and

the Bylaws of the Company as amended; and a Unanimous Written Consent of the Board of

Directors and resolutions therein dated September 15, 2015.

I have relied upon the content of each of the documents set forth above and exhibits thereto, and have relied upon the content of the Officer’s Certificate.  In reliance thereon, and based upon my review of the foregoing, it is my opinion that there are a sufficient number of authorized but unissued shares for the Company to be able to issue the shares that are the subject the Offering and the common stock to be issued to the Shareholder pursuant to the Closing Documents and resolutions of the Board of Directors and resold pursuant to this Registration Statement will be legally issued, fully paid and non-assessable.

I offer my opinion based upon the laws of the State of Nevada including statutory provisions, all applicable provisions of the Nevada General Corporate Law and reported judicial decisions interpreting those laws. I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption “Experts” in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Logan Law Firm PLC

By:	/s/ Ronald J. Logan
Ronald J. Logan
For the Firm